ARTICLES OF AMENDMENT TO SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF NELNET, INC. Pursuant to the provisions of the Nebraska Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Second Amended and Restated Articles of Incorporation: 1. The name of the corporation is Nelnet, Inc. 2. The following amendment to the Second Amended and Restated Articles of Incorporation was adopted by the shareholders of the corporation in the manner prescribed by the Nebraska Business Corporation Act: The text of the amendment to the corporation’s Second Amended and Restated Articles of Incorporation, as amended, is to insert the following new Article XII thereto: ARTICLE XII. EXCLUSIVE FORUM FOR ADJUDICATION OF CERTAIN LEGAL ACTIONS Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf or in the right of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s shareholders; (iii) any action asserting a claim arising pursuant to any provision of the Nebraska Business Corporation Act (effective until January 1, 2017), the Nebraska Model Business Corporation Act (effective January 1, 2017), or the Articles of Incorporation or By-laws of the Corporation (as each may be amended from time to time); or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the District Court for the State of Nebraska located in the City of Lincoln, County of Lancaster, Nebraska (or, if such court does not have jurisdiction, the United States District Court for the District of Nebraska located in the City of Lincoln, Nebraska). If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court referred to in the preceding sentence (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Nebraska in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder. Any person or entity owning, purchasing, or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII. 3. The date that the amendment as set forth above was adopted was May 26, 2016.

4. The number of shares of the corporation’s common stock outstanding and entitled to vote on the above amendment consisted of 31,019,509 shares of Class A Common Stock and 11,476,932 shares of Class B Common Stock, with the total number of 42,496,441 shares of Class A Common Stock and Class B Common Stock outstanding entitled to vote on the amendment as a single voting group; the number of votes entitled to be cast by the single voting group entitled to vote on the amendment was 145,788,829; and the number of votes of the single voting group indisputably represented at the meeting of the corporation’s shareholders held on May 26, 2016 was 140,994,583. 5. The total number of undisputed votes cast for the amendment by the single voting group was 133,747,801, and such number of votes cast for the amendment by the single voting group was sufficient for approval by that voting group. Dated as of the 26th day of May, 2016. NELNET, INC. By: /s/ Jeffrey R. Noordhoek Jeffrey R. Noordhoek, Chief Executive Officer